Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Registration Statements on Form S-3 of Fortive Corporation

Registration Number	Date Filed
333-218676	June 12, 2017

Registration Statements on Form S-8

Pertaining to the	Registration Number	Date Filed
Fortive Corporation 2016 Stock Incentive Plan	333-212349	June 30, 2016
Fortive Corporation Retirement Savings Plan; Fortive Corporation Union Retirement Savings Plan	333-212348	June 30, 2016
Fortive Corporation Executive Deferred Incentive Plan	333-212350	June 30, 2016

of our report dated May 8, 2018, with respect to the combined financial statements and schedule of the Automation & Specialty Business of Fortive Corporation, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Seattle, Washington
June 25, 2018